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                                                                    Exhibit 99.1

                              PLIANT CORPORATION
                             1515 Woodfield Road
                             Schaumburg, IL 60173

                                March 19, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        Pliant Corporation, a Utah corporation (the "Company"), has received a representation letter from Arthur Andersen LLP ("Andersen"), the Company's independent public accountants, in connection with the issuance of Andersen's audit report included within this filing on Form 10-K. In its letter, Andersen has represented to us that its audits of the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001, were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct relevant portions of the audits.

                                        Very truly yours,

                                        /s/ Brian E. Johnson

                                        Brian E. Johnson
                                        Executive Vice President and
                                        Chief Financial Officer